UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2007
ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21696	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 494-0400
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 11, 2007, ARIAD Pharmaceuticals, Inc. and ARIAD Gene Therapeutics, Inc. (collectively, “ARIAD”), entered into a Collaboration Agreement with Merck & Co., Inc. (“Merck”) for the joint global development and commercialization of AP23573, ARIAD’s novel mTOR inhibitor (the “Product”), for use in cancer (the “Collaboration Agreement”).
     Under the terms of the Collaboration Agreement, Merck and ARIAD anticipate conducting a broad-based development program in which clinical trials and biomarker studies will be conducted concurrently in multiple cancer indications, pursuant to a global development plan to be agreed upon by ARIAD and Merck. Each party will fund fifty percent (50%) of the global development costs, except that Merck will fund one-hundred percent (100%) of any cost of development that is specific to development or commercialization of the Product outside the United States. The Collaboration Agreement provides that, in certain circumstances, either party may opt out of conducting and funding certain late-stage clinical trials, which would result in changes in development and commercialization responsibilities and compensation arrangements. ARIAD will be responsible for supplying the active pharmaceutical ingredient used in the Product and Merck will be responsible for the formulation of the finished Product, under a Supply Agreement covering both aspects of supply to be negotiated by the parties.
     The Collaboration Agreement provides that, in the United States, ARIAD and Merck will co-promote the Product, ARIAD will distribute and sell the Product for all cancer indications and book all sales, and each will receive fifty percent (50%) of the profit from such sales. Outside the United States, Merck will distribute, sell and promote the Product and book all sales, and Merck will pay ARIAD tiered double-digit royalties on sales outside the United States. Royalties are payable by Merck, on a country by country basis, until the later of (i) the expiration of the last valid claim of any patent rights owned by either ARIAD or Merck that cover the Product, (ii) a specified number of years from first commercial sale, or (iii) the last date upon which ARIAD supplies active pharmaceutical ingredient to Merck under the Supply Agreement, subject to partial reduction in certain circumstances.
     ARIAD and Merck have each agreed in the Collaboration Agreement that, on a country-by-country basis, until the later to occur of the expiration of the last valid claim of any patent rights owned by either of them that cover the Product, or twelve (12) years from first commercial sale of the Product, it will not research, develop or commercialize Rapamycin or any mTOR inhibitor derived from Rapamycin, except that ARIAD may develop or commercialize through licensees AP23573 or other mTOR inhibitors derived from Rapamycin for use in stents or other medical devices.
     Under the terms of the Collaboration Agreement, Merck has agreed to pay ARIAD an initial payment of Seventy-Five Million dollars ($75,000,000), up to Four Hundred Fifty-Two Million dollars ($452,000,000) in milestone payments based on the successful development of the Product in multiple cancer indications, and up to Two Hundred Million dollars ($200,000,000) based on achievement of specified Product sales thresholds. Merck has also agreed to provide ARIAD with up to Two Hundred Million dollars ($200,000,000) in interest-bearing, repayable, development cost advances to cover a portion of ARIAD’s share of global development costs, after ARIAD has paid One Hundred and Fifty Million dollars ($150,000,000) in global development costs.
     The Collaboration Agreement may be terminated (i) by either Party based on insolvency or uncured breach by the other Party, (ii) by Merck on or after the third anniversary of the effective date by providing at least twelve (12) months prior written notice, or (iii) by Merck upon the failure of the Product to meet certain developmental and safety requirements. Upon termination of the Collaboration Agreement, depending upon the circumstances, the parties have varying rights and obligations with respect to the continued development and commercialization of the Product and continuing royalty obligations.
     ARIAD and Merck will establish a series of joint committees which will be responsible for the development and commercialization of the Product. Under the committee structure, if the committees are unable to reach a decision, the matter is referred to senior executives of the parties. Each party has ultimate decision making authority with respect to a specified limited set of issues, and for all other issues, the matter must be resolved by consensus.
     A copy of the press release announcing the Collaboration Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated July 12, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.
Date: July 17, 2007	By:	/s/ Edward M. Fitzgerald
	Name:	Edward M. Fitzgerald
	Title:	Senior Vice President, Finance and Corporate Operations, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated July 12, 2007

5